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                                                                                                                        Exhibit 12.1

M.A. Hanna Company
Ratio of Earnings to Fixed Charges

                                                 Six Months
                                                   Ended
                                                  June 30                                  Year Ended December 31
                                           -----------------------------------------------------------------------------------------
                                            1997          1996          1996          1995          1994          1993        1992
                                           -----------------------------------------------------------------------------------------
Consolidated pretax income
from continuing operations                 55,745        50,896       102,891        98,821        66,222        37,654      27,005

Adjustments
 Fixed charges - excluding
 capitalized interest:
  Consolidated interest
   expense                                 10,531        11,231        20,033        26,278        28,549        32,258      32,509
  Interest portion of rental
   expense                                  3,001         3,122         6,215         5,942         5,624         5,281       4,729

     Total fixed charges                   13,532        14,353        26,248        32,220        34,173        37,539      37,238

Adjusted earnings                          69,277        65,249       129,139       131,041       100,395        75,193      64,243

Ratio of earnings to fixed charges           5.12          4.55          4.92          4.07          2.94          2.00         1.73
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